Exhibit (a)(4)

FORM OF COMMUNICATION TO OPTIONHOLDERS PARTICIPATING IN
THE EXCHANGE OFFER CONFIRMING RECEIPT OF ELECTION FORM

Date:
To:
From:	Applied Energetics, Inc.
Re:	Confirmation of Receipt of Exchange Offer Election Form

This message confirms that Applied Energetics, Inc. has received your Election Form and it has been properly completed and signed.  If all eligibility requirements are met and we complete the Exchange Offer, we expect to accept your Eligible Options elected for exchange, subject to the terms and conditions set forth in the Exchange Offer, on the trading day immediately following the expiration of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., Eastern Time, on March 6, 2009, unless it is extended by us.

Unless you withdraw your tendered Eligible Options by providing us with a properly completed and signed Notice of Withdrawal before 5:00 p.m., Eastern Time, on March 6, 2009 (or, if the Exchange Offer is extended, before the new Expiration Date), Applied Energetics will, subject to the conditions of the Exchange Offer, cancel all Eligible Options that you have properly tendered for exchange. If you do not withdraw your tendered Eligible Options and Applied Energetics accepts your Eligible Options for exchange, promptly following the expiration of this Exchange Offer Applied Energetics will provide you with a “confirmation letter” confirming that your Eligible Options have been accepted for exchange and have been cancelled.  Your Election Form may be changed or revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as Applied Energetics receives the documents before the Expiration Date of the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance to:

Kenneth M. Wallace, Chief Financial Officer at 520-628-7415;

Capitalized terms used in this communication are described and defined in the Offer to Exchange Certain Outstanding Stock Options to Purchase Common Stock  for New Stock Options, dated February 5, 2009.